Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated February 17, 2010

                        201 N. Harrison St.

Davenport, IA 52801

www.lee.net

NEWS RELEASE

Lee Enterprises reports more improvement in revenue trends

DAVENPORT, Iowa (Feb. 17, 2010) — Total revenue for Lee Enterprises, Incorporated (NYSE: LEE), declined 9.2 percent in January compared with a year ago, the first single-digit decline since 2008, as the year-over-year trend in advertising revenue improved for the fifth month in a row.

In remarks prepared for Lee's annual meeting of stockholders, Carl Schmidt, vice president, chief financial officer and treasurer, said the improvement appears to be continuing into February and March.

He said total advertising revenue in January declined 10.5 percent compared with a year ago. Combined print and online retail advertising decreased 10.5 percent, while classified decreased 12.1 percent, with employment down 25.1 percent, auto down 11.7 percent, real estate down 19.2 percent, and other classified categories up 2.1 percent. Online advertising revenue increased 5.7 percent.

For the quarter ended Dec. 27, 2009, advertising revenue declined 16.4 percent and total revenue declined 13.8 percent.

Schmidt said cash costs are expected to decrease 9 percent for the March 2010 quarter and 8 percent, or $54 million, for the year. Previous guidance was for a decrease of 7 percent for both periods.

He said debt reduction for the 12 months ended December 2009 totaled $198 million, of which $78 million was from cash generated by operations, with the remainder coming from utilization of $120 million of previously restricted funds. "We are operating well within the commitments we made to our lenders when we completed a comprehensive refinancing of our debt a year ago, and we expect to continue repaying debt primarily with our ongoing cash flow," he said.

Mary Junck, chairman and chief executive officer, shared updated market studies showing that Lee's newspapers and online sites continue to reach up to three-fourths of adults over a week, including 59 percent of people 18-29.

"In a time of rapidly evolving digital interactivity, our newspapers and online sites remain in front, by far, surpassing all print, broadcast and online competitors as the primary source for local news, information and advertising in our communities," she said, adding: "Without us, most local news would never come to light."

The complete presentation will be available later this morning at www.lee.net.

Lee Enterprises is a leading provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, online sites and 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers daily. Lee's online sites attract nearly 16 million unique visits monthly, and Lee's weekly publications have distribution of four million households. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated's current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company's ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company's publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 27, 2009. Any statements that are not statements of historical fact (including statements containing the words "may," "will," "would," "could," "believes," "expects," "anticipates," "intends," "plans," "projects," "considers" and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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